NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 22, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 10, 2026, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The mandatory exchange of AXIA Energia American Depositary Shares, each representing one Preferred Class B1 Share became effective on June 10, 2026. For every one (1) American Depositary Shares of AXIA Energia. held, each representing one Preferred Class B1 Share of AXIA Energia held (CUSIP: 15235A102), holders will recieve 1.1 shares of AXIA Energia American Depositary Shares (Each representing one Common Share). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on June 08, 2026.